Exhibit 99.7

DATED 29 NOVEMBER 2013

(1) MORGANCREEK INVESTMENT HOLDINGS LIMITED

(2) CICC SUN COMPANY LIMITED

EQUITABLE SHARE MORTGAGE IN RESPECT OF SHARES OF

CONCORD MEDICAL SERVICES HOLDINGS LIMITED

THE TAKING OR SENDING BY ANY PERSON OF AN ORIGINAL OF THIS DOCUMENT

INTO THE CAYMAN ISLANDS MAY GIVE RISE TO THE IMPOSITION OF CAYMAN

ISLANDS STAMP DUTY

TABLE OF CONTENTS

CLAUSE	PAGE
1. DEFINITIONS AND INTERPRETATION	1

2. REPRESENTATION AND WARRANTIES	3

3. COVENANT TO PAY	5

4. SECURITY	5

5. RIGHTS IN RESPECT OF MORTGAGED PROPERTY	6

6. PRESERVATION OF SECURITY	7

7. ENFORCEMENT OF SECURITY	9

8. APPOINTMENT OF A RECEIVER	11

9. POWERS OF A RECEIVER	12

10. FURTHER ASSURANCES	12

11. INDEMNITIES	13

12. POWER OF ATTORNEY	13

13. RELEASE	14

14. NOTICES	14

15. ASSIGNMENTS	15

16. SET-OFF	15

17. SUBSEQUENT SECURITY INTERESTS	15

18. EXPENSES	16

19. MISCELLANEOUS	16

20. LAW AND JURISDICTION	17

SCHEDULE 1	1

SCHEDULE 2	2

i

THIS EQUITABLE SHARE MORTGAGE is made on 29 November 2013

BETWEEN

(1)	MORGANCREEK INVESTMENT HOLDINGS LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands with company number 1796272 and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Mortgagor”); and

(2)	CICC Sun Company Limited, a corporation organized under the laws of the British Virgin Islands (the “Mortgagee”).

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Mortgage, unless the context otherwise requires, words and expressions which are capitalised but not defined herein shall have the same meanings as are given to them in the Share Purchase Agreement. In addition, the following definitions shall apply:

“BVI Act” means the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands.

“BVI Working Day” means a day on which government offices are ordinarily open for business in the British Virgin Islands.

“Companies Law” means the Companies Law (as amended) of the Cayman Islands.

“Company” means Concord Medical Services Holdings Limited, an exempted company with registered office at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands KY1-1112.

“Event of Default” means the failure by the Mortgagor to observe or perform any covenant or agreement contained in this Mortgage or any default in the payment of any other Secured Obligation.

“Insolvency Act” means the Insolvency Act, 2003 (as amended) of the British Virgin Islands.

“Mortgage” means this share mortgage.

“Mortgaged Property” means the Mortgaged Shares and all rights, benefits and advantages now or at any time in the future deriving from or incidental to any of the Mortgaged Shares including:

(a)	with the exception of any Ordinary Dividend, all dividends or other distributions (whether in cash, securities or other property), interest and other income paid or payable in relation to any Mortgaged Shares;

(b)	all shares, securities, rights, monies or other property whether certificated or uncertificated accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option, bonus issue or otherwise in respect of any Mortgaged Shares (including but not limited to proceeds of sale); and

(c)	all certificates or other evidence of title to any of the Mortgaged Shares now and from time to time hereafter deposited with the Mortgagee.

“Mortgaged Shares” means:

(a)	1,076,580 ordinary shares owned by the Mortgagor in the Company represented by certificate number 156; and

(b)	any shares acquired in respect of Mortgaged Shares by reason of a stock split, stock dividend, reclassification or otherwise.

“Ordinary Dividend” means cash dividends declared by the Company in any financial year in an amount consistent with, and no more than, dividends declared and paid in either of the previous two financial years.

“Parties” means the parties to this Mortgage.

“Register of Mortgages and Charges” means the register of charges of the Mortgagor maintained in accordance with section 162 of the BVI Act.

“Register of Members” means the register of members of the Company (including any applicable branch register and non-listed shares register) maintained by the Company in accordance with the Companies Law.

“Registrar of Corporate Affairs” means the Registrar of Corporate Affairs of the British Virgin Islands appointed under section 229 of the BVI Act.

“Share Purchase Agreement” means the share purchase agreement dated August 15, 2013 between Mr. Jianyu Yang and Dr. Zheng Cheng as individual purchasers and the Mortgagee as seller, to which the Mortgagor has by Deed of Joinder joined as Purchaser, as the same may be supplemented or amended from time to time.

“Secured Obligations” means any and all moneys, liabilities and obligations (whether actual or contingent, whether now existing or hereafter arising, whether or not for the payment of money and including any obligation or liability to pay damages) from time to time owing to the Mortgagee by the Mortgagor pursuant to clauses 2.3(ii) of the Share Purchase Agreement.

“Security Interest” means:

(a)	a mortgage, charge, pledge, lien, assignment by way of security or other encumbrance or security arrangement (including any hold back or “flawed asset” arrangement) securing any obligation of any person;

(b)	any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person;

(c)	any other type of arrangement having a similar effect; or

(d)	agreements to create the foregoing.

“Security Period” means the period commencing on the date of execution of this Mortgage and terminating upon discharge of the security created by this Mortgage by payment in full of the Secured Obligations.

1.2	In construing this Mortgage, unless otherwise specified:

(a)	references to any Party shall be construed so as to include that Party’s respective successors in title, permitted assigns and permitted transferees;

(b)	“including” and “in particular” shall not be construed restrictively but shall mean respectively “including, without prejudice to the generality of the foregoing” and “including without limitation”, and “in particular, but without prejudice to the generality of the foregoing”;

(c)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality); and in each case, its successors and assigns and persons deriving title under or through it, in whole or in part, and any person which replaces any party to any document in its respective role thereunder, whether by assuming the rights and obligations of the party being replaced or whether by executing a document in or substantially in the form of the document it replaces;

(d)	“variation” includes any variation, amendment, accession, novation, restatement, modification, assignment, transfer, supplement, extension, deletion or replacement however effected and “vary” and “varied” shall be construed accordingly;

(e)	“writing” includes facsimile transmission legibly received except in relation to any certificate, notice or other document which is expressly required by this Mortgage to be signed and “written” has a corresponding meaning;

(f)	references to the “consent” of the Mortgagee shall be construed as the consent of the Mortgagee acting in its absolute discretion;

(g)	references to this Mortgage or to any other document include references to this Mortgage or such other document as varied from time to time, even if changes are made to:

(i)	the composition of the parties to this Mortgage or such other document or to the nature or amount (including any increase) of any facilities made available or liability assumed under such other document; or

(ii)	the nature or extent of any obligations under such other document;

(h)	references to uncertificated shares are to shares the title to which can be transferred by means of an electronic or other entry and references to certificated shares are to shares which are not uncertificated shares;

(i)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine or neuter and vice versa;

(j)	references to clauses and schedules are to clauses of, and schedules to, this Mortgage;

(k)	references to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be amended, modified or re-enacted;

(l)	headings and titles are for convenience only and do not affect the interpretation of this Mortgage; and

(m)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	REPRESENTATION AND WARRANTIES

2.1	The Mortgagor hereby represents and warrants to the Mortgagee on the date of this Mortgage that:

(a)	it has been duly incorporated and registered as a BVI business company with limited liability under the BVI Act and is validly existing and in good standing under the laws of the British Virgin Islands;

(b)	it has the power to own its assets and carry on its business as it is being conducted;

(c)	it is the sole legal and beneficial owner of the Mortgaged Property free from any Security Interest (other than that created by this Mortgage) or other interest and any options or rights of pre-emption;

(d)	any Mortgaged Shares are, or will be when mortgaged and charged, duly authorised, validly issued, fully paid, non-assessable, freely transferable and constitute shares in the capital of a Cayman Islands exempted company. To the extent they are in existence there are no moneys or liabilities outstanding or payable in respect of any such shares nor will there be any and they have not been redeemed nor cancelled in any way nor will they be;

(e)	the Mortgaged Shares are freely transferable on the books of the Company and no consents or approvals are required in order to register a transfer of the Mortgaged Shares;

(f)	the Mortgaged Shares are not issued with any preferred, deferred or other special rights or restrictions whether in regard to dividends, voting, return of any amount paid on account of shares or otherwise which are not expressly set out in the memorandum and articles of association of the Company;

(g)	there are no covenants, agreements, conditions, interest, rights or other matters whatsoever which adversely affect the Mortgaged Property, other than those set forth in the Share Purchase Agreement;

(h)	it has not received any notice of an adverse claim by any person in respect of the ownership of the Mortgaged Property or any interest in the Mortgaged Property;

(i)	it has full power and authority to:

(i)	execute and deliver this Mortgage;

(ii)	be the legal and beneficial owner of the Mortgaged Property; and

(iii)	comply with the provisions of, and perform all its obligations under this Mortgage;

(j)	it has duly executed and delivered this Mortgage;

(k)	this Mortgage constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms;

(l)	the execution and performance of its obligations and liabilities under this Mortgage will not:

(i)	contravene any law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or by which it or any of its property is bound; or

(iii)	contravene or conflict with any provision of its memorandum and articles of association;

(m)	it is solvent within the meaning of the Insolvency Act and it has not taken any action nor have any steps been taken or legal proceedings been started or threatened in writing against it for:

(i)	winding up, dissolution or reorganisation;

(ii)	the enforcement of any Security Interest over its assets; or

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, trustee or similar officer of it or of any or all of its assets;

(n)	it is not in breach (nor would be in breach with the giving of notice, passing of time, or satisfaction of any other condition) or in default under any deed, instrument or any agreement to which it is a party or which is binding on it or any of its assets;

(o)	no action, litigation, arbitration or administrative proceeding has been commenced or is pending or threatened in writing against it, nor is there subsisting any unsatisfied judgment or award given against it by any court, board of arbitration or other body;

(p)	all licences, consents, exemptions, clearance filings, registration, payments of taxes, notarisation and authorisations as are or may be necessary or desirable for the proper conduct of its business, trade, and ordinary activities and for the performance and discharge of its obligations and liabilities under this Mortgage and which are required in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this Mortgage and the creation of security over the Mortgaged Property have been obtained and are in full force and effect;

(q)	it has not taken any action whereby the rights attaching to the Mortgaged Property are altered or diluted save to the extent such alteration or dilution is expressly permitted under this Mortgage;

(r)	it has taken all corporate and other action required to approve its execution, delivery, performance and enforceability of this Mortgage; and

(s)	this Mortgage is effective to create a valid and enforceable first equitable mortgage and first priority fixed charge upon the Mortgaged Property in favour of the Mortgagee ranking in priority to the interests of any of its creditors or any liquidator (or similar officer) appointed in respect of it.

2.2	The Mortgagor also represents and warrants to and undertakes with the Mortgagee that the foregoing representations and warranties will be true and accurate throughout the continuance of this Mortgage with reference to the facts and circumstances subsisting from time to time.

3.	COVENANT TO PAY

3.1	The Mortgagor hereby covenants with the Mortgagee as primary obligor and not merely as surety that it will pay and discharge the Secured Obligations when due in accordance with the terms of the Share Purchase Agreement.

4.	SECURITY

4.1	As a continuing security for the payment of the Secured Obligations, the Mortgagor as legal and beneficial owner hereby:

(a)	mortgages in favour of the Mortgagee by way of a first equitable mortgage the Mortgaged Shares; and

(b)	charges in favour of the Mortgagee, by way of a first fixed charge, all of its right, title and interest in and to the Mortgaged Property including all benefits, present and future, actual and contingent accruing in respect of the Mortgaged Property (to the extent not effectively mortgaged under Clause 4.1(a)).

4.2	The Mortgagor hereby agrees to deliver, or cause to be delivered, to the Mortgagee on the date hereof:

(a)	the corporate documents, resolutions and authorities of the Mortgagor required to authorise the execution of this Mortgage;

(b)	an executed but undated share transfer certificate in respect of the Mortgaged Shares in favour of the Mortgagee or its nominees (as the Mortgagee shall direct) in the form set out in Schedule 1 to this Mortgage and any other documents which from time to time may be requested by the Mortgagee in order to enable the Mortgagee or its nominees to be registered as the owner or otherwise obtain legal title to the Mortgaged Shares following the occurrence of an Event of Default;

(c)	share certificates representing the Mortgaged Shares;

(d)	an executed but undated irrevocable proxy and an executed but undated irrevocable power of attorney made in respect of the Mortgaged Shares in favour of the Mortgagee in respect of all general meetings and written resolutions of the Company following the occurrence of an Event of Default, respectively in the form set out in Schedule 2 to this Mortgage;

4.3	The Mortgagor shall, within three BVI Working Days after execution of this Mortgage:

(a)	create and maintain a Register of Mortgages and Charges for the Mortgagor to the extent this has not already been done in accordance with section 162 of the BVI Act;

(b)	enter particulars as required by the BVI Act of the security interests created pursuant to this Mortgage in the Register of Mortgages and Charges and immediately after entry of such particulars has been made, provide the Mortgagee with a certified true copy of the updated Register of Mortgages and Charges; and

(c)	effect registration, or assist the Mortgagee in effecting registration, of this Mortgage with the Registrar of Corporate Affairs pursuant to section 163 of the BVI Act by making the required filing, or assisting the Mortgagee in making the required filing, in the approved form with the Registrar of Corporate Affairs and (if applicable) provide confirmation in writing to the Mortgagee that such filing has been made.

4.4	The Mortgagor shall, promptly on receipt, deliver or procure to be delivered to the Mortgagee the certificate of registration of charge issued by the Registrar of Corporate Affairs evidencing that the requirements of Part VIII of the BVI Act as to registration have been complied with and the filed, stamped copy of the application concerning the relevant particulars of charge.

5.	RIGHTS IN RESPECT OF MORTGAGED PROPERTY

5.1	Unless and until the occurrence of an Event of Default:

(a)	the Mortgagor shall be entitled to exercise all voting and consensual powers pertaining to the Mortgaged Property or any part thereof for all purposes not inconsistent with the terms of this Mortgage; and

(b)	the Mortgagor shall be entitled to receive and retain any Ordinary Dividend on or in respect of the Mortgaged Property or any part thereof.

5.2	The Mortgagor shall pay all calls, instalments or other payments and shall discharge all other obligations, which may become due in respect of any of the Mortgaged Property. The Mortgagee may at any time after an Event of Default, if it thinks fit make such payments or discharge such obligations on behalf of the Mortgagor. Any sums so paid by the Mortgagee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

5.3	The Mortgagee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Mortgaged Property are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Mortgaged Property or to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Mortgaged Property.

5.4	The Mortgagor hereby authorises the Mortgagee to arrange at any time and from time to time prior to or after the occurrence of an Event of Default for the Mortgaged Property or any part thereof to be registered in the name of the Mortgagee (or its nominee) thereupon to be held, as so registered, subject to the terms of this Mortgage and at the request of the Mortgagee, the Mortgagor shall without delay procure that the foregoing shall be done.

6.	PRESERVATION OF SECURITY

6.1	It is hereby agreed and declared that:

(a)	the security created by this Mortgage shall be held by the Mortgagee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)	the Mortgagee shall not be bound to enforce any other security before enforcing the security created by this Mortgage;

(c)	no delay or omission on the part of the Mortgagee in exercising any right, power or remedy under this Mortgage shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Mortgagee may deem expedient; and

(d)	any waiver by the Mortgagee of any terms of this Mortgage shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

6.2	Any settlement or discharge under this Mortgage between the Mortgagee and the Mortgagor shall be conditional upon no security or payment to the Mortgagee by the Mortgagor or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Mortgagee shall be entitled to recover from the Mortgagor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred the payment of which amounts shall, for the avoidance of doubt, form part of the Secured Obligations.

6.3	The rights of the Mortgagee under this Mortgage and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including whether or not known to or discoverable by the Company, the Mortgagor, the Mortgagee or any other person:

(a)	any time or waiver granted to or composition with the Company, the Mortgagor or any other person;

(b)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company, the Mortgagor or any other person;

(c)	any legal limitation, disability, incapacity or other circumstances relating to the Company, the Mortgagor or any other person;

(d)	any amendment or supplement to the Share Purchase Agreement or any other document or security (including any amendment the effect of which is to change the nature or amount of any facilities made available thereunder or to change the nature or extent of any obligations thereunder);

(e)	the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Company, the Mortgagor or any other person; or

(f)	the unenforceability, invalidity or frustration of any obligations of the Company, the Mortgagor or any other person under the Share Purchase Agreement or any other document or security.

6.4	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Mortgagee of its rights under, or the security constituted by, this Mortgage or the Share Purchase Agreement or by virtue of any relationship between or transaction involving the Mortgagor and/or the Company (whether such relationship or transaction shall constitute the Mortgagor a creditor of the Company, a guarantor of the obligations of the Company or in part subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Mortgage):

(a)	exercise any rights of subrogation against the Company or any other person in relation to any rights, security or moneys held or received or receivable by the Mortgagee or any person;

(b)	exercise any right of contribution from any co-surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(c)	exercise any right of set-off or counterclaim against the Company or any such co-surety;

(d)	receive, claim or have the benefit of any payment, distribution, security or indemnity from the Company or any such co-surety; or

(e)	unless so directed by the Mortgagee (when the Mortgagor will prove in accordance with such directions), claim as a creditor of the Company or any such co-surety in competition with the Mortgagee.

The Mortgagor shall hold in trust for the Mortgagee and forthwith pay or transfer (as appropriate) to the Mortgagee any such payment (including an amount to any such set-off), distribution or benefit of such security, indemnity or claim in fact received by it.

6.5	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagor shall not be entitled to retain any dividends or other distributions (whether in cash, securities or other property), interest, other moneys, assets or other income paid or payable or accruing on or in respect of the Mortgaged Property or any part thereof which does not constitute an Ordinary Dividend and if received by the Mortgagor or any nominee of the Mortgagor such dividends, distributions, interest, other moneys, assets or other income not constituting an Ordinary Dividend are to be held in trust by the Mortgagor for the Mortgagee as additional security mortgaged and charged under and subject to the terms of this Mortgage and any such dividends, distributions, interest, other moneys, assets or other income not constituting an Ordinary Dividend shall forthwith be paid or transferred to the Mortgagee;

6.6	Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Mortgagee, the Mortgagee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Mortgagee for as long as it may think fit, any moneys received recovered or realised under this Mortgage or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of the Secured Obligations or any other amount owing or payable under the Share Purchase Agreement; provided that the Mortgagee shall be obliged to apply amounts standing to the credit of such account or accounts once the aggregate amount held by the Mortgagee in any such account or accounts opened pursuant hereto is sufficient to satisfy the outstanding amount of the Secured Obligations in full.

6.7	The Mortgagor shall not, without the prior written consent of the Mortgagee:

(a)	cause or permit any rights attaching to the Mortgaged Property to be varied or abrogated;

(b)	cause or permit any of the Mortgaged Property to be consolidated, sub-divided or converted or the capital of the Company to be re-organised, exchanged or repaid; or

(c)	cause or permit anything to be done which may depreciate, jeopardise or otherwise prejudice the value of the security hereby given.

6.8	The Mortgagor hereby covenants that during the Security Period it will remain the legal and beneficial owner of the Mortgaged Property (subject to the Security Interests hereby created) and that it will not:

(a)	create or suffer the creation of any Security Interests (other than those created by this Mortgage) or any other interest on or in respect of the whole or any part of the Mortgaged Property or any of its interest therein; or

(b)	sell, assign, transfer or otherwise dispose of any of its interest in the Mortgaged Property without the prior consent in writing of the Mortgagee.

6.9	The Mortgagor shall remain liable to perform all the obligations assumed by it in relation to the Mortgaged Property and the Mortgagee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Mortgagor to perform its obligations in respect thereof.

6.10	The Mortgagor shall ensure that it shall not, without the prior written consent of the Mortgagee, use its voting rights to permit the Company to amend its memorandum or articles of association in a way which could be expected to adversely affect the interests of the Mortgagee.

6.11	The Mortgagor shall not, without the prior written consent of the Mortgagee, participate in any vote concerning a members’ liquidation or compromise in respect of the Company pursuant to section 116 of the Companies Law.

7.	ENFORCEMENT OF SECURITY

7.1	At any time after the occurrence of an Event of Default, the security hereby constituted shall become immediately enforceable and the rights of enforcement of the Mortgagee under this Mortgage shall be immediately exercisable upon and at any time thereafter and, without prejudice to the generality of the foregoing the Mortgagee without further notice to the Mortgagor may, whether acting on its own behalf or through a receiver or agent:

(a)	solely and exclusively exercise all voting and/or consensual powers pertaining to the Mortgaged Property or any part thereof and may exercise such powers in such manner as the Mortgagee may think fit;

(b)	date and present to the Company or any other person any undated documents provided to it pursuant to Clause 4 or any other provision of this Mortgage;

(c)	receive and retain all dividends, interest or other moneys or assets accruing on or in respect of the Mortgaged Property or any part thereof, such dividends, interest or other moneys or assets to be held by the Mortgagee, as additional security mortgaged and charged under and subject to the terms of this Mortgage and any such dividends, interest and other moneys or assets received by the Mortgagor after such time shall be held in trust by the Mortgagor for the Mortgagee and paid or transferred to the Mortgagee on demand;

(d)	take possession of, get in, assign, exchange, sell, transfer, grant options over or otherwise dispose of the Mortgaged Property or any part thereof at such place and in such manner and at such price or prices as the Mortgagee may deem fit, and thereupon the Mortgagee shall have the right to deliver, assign and transfer in accordance therewith the Mortgaged Property so sold, transferred, granted options over or otherwise disposed of including by way of changing the ownership of the Mortgaged Shares as shown on the Register of Members;

(e)	borrow or raise money either unsecured or on the security of the Mortgaged Property (either in priority to the Mortgage or otherwise);

(f)	settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Mortgagor or relating to the Mortgaged Property;

(g)	bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Mortgaged Property or any business of the Mortgagor;

(h)	redeem any security (whether or not having priority to the Mortgage) over the Mortgaged Property and to settle the accounts of any person with an interest in the Mortgaged Property;

(i)	exercise and do (or permit the Mortgagor or any nominee of the Mortgagor to exercise and do) all such rights and things as the Mortgagee would be capable of exercising or doing if it were the absolute beneficial owner of the Mortgaged Property;

(j)	do anything else it may think fit for the realisation of the Mortgaged Property or incidental to the exercise of any of the rights conferred on the Mortgagee under or by virtue of any document to which the Mortgagor is party; and

(k)	exercise all rights and remedies afforded to it under this Mortgage and applicable law.

7.2	The Mortgagee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Mortgage or to make any claim or to take any action to collect any moneys assigned by this Mortgage or to enforce any rights or benefits assigned to the Mortgagee by this Mortgage or to which the Mortgagee may at any time be entitled hereunder.

7.3	Upon any sale of the Mortgaged Property or any part thereof by the Mortgagee, the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has become exercisable in the manner provided in this Mortgage and the sale shall be deemed to be within the power of the Mortgagee, and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.4	Any money received or realised under the powers conferred by this Mortgage shall be paid or applied in the following order of priority, subject to the discharge of any prior-ranking claims:

(a)	FIRST: in or towards the payment of all costs, expenses, fees and remuneration of the Mortgagee or any receiver incurred pursuant to or in connection with the Share Purchase Agreement;

(b)	SECOND: in or towards satisfaction of the Secured Obligations; and

(c)	THIRD: as to the surplus (if any), to the person or persons entitled to it.

7.5	Until all Secured Obligations have been unconditionally and irrevocably paid and discharged in full, the Mortgagee may refrain from applying or enforcing any other moneys, security or rights held by it in respect of the Secured Obligations or may apply and enforce such moneys, security or rights in such manner and in such order as it shall decide in its unfettered discretion.

7.6	Neither the Mortgagee nor its agents, managers, officers, employees, delegates and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of dishonesty or wilful default.

7.7	The Mortgagee shall not by reason of the taking of possession of the whole or any part of the Mortgaged Property or any part thereof be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

8.	APPOINTMENT OF A RECEIVER

8.1	At any time after:

(a)	the occurrence of an Event of Default; or

(b)	a request has been made by the Mortgagor to the Mortgagee for the appointment of a receiver over its assets or in respect of the Mortgagor,

then notwithstanding the terms of any other agreement between the Mortgagor and any person, the Mortgagee may (unless precluded by law) appoint in writing any person or persons to be a receiver or receiver and manager of all or any part of the Mortgaged Property as the Mortgagee may choose in its entire discretion.

8.2	Where more than one receiver is appointed, the appointees shall have power to act jointly or separately unless the Mortgagee shall specify to the contrary.

8.3	The Mortgagee may from time to time determine the remuneration of a receiver.

8.4	The Mortgagee may remove a receiver from all or any of the Mortgaged Property of which he is the receiver and after the receiver has vacated office or ceased to act in respect of any of the Mortgaged Property, appoint a further receiver over all or any of the Mortgaged Property in respect of which he shall have ceased to act.

8.5	Such an appointment of a receiver shall not preclude:

(a)	the Mortgagee from making any subsequent appointment of a receiver over all or any Mortgaged Property over which a receiver has not previously been appointed or has ceased to act; or

(b)	the appointment of an additional receiver to act while the first receiver continues to act.

8.6	The receiver shall be the agent of the Mortgagor (which shall be solely liable for his acts, defaults and remuneration). The receiver shall not at any time become the agent of the Mortgagee.

9.	POWERS OF A RECEIVER

9.1	In addition to those powers conferred by law, a receiver shall have and be entitled to exercise in relation to the Mortgagor all the powers set out below:

(a)	to exercise all rights of the Mortgagee under or pursuant to this Mortgage including all voting and other rights attaching to the Mortgaged Property;

(b)	to make any arrangement or compromise with others as he shall think fit;

(c)	to appoint managers, officers and agents for the above purposes at such remuneration as the receiver may determine;

(d)	to redeem any prior encumbrance and settle and pass the accounts of the encumbrancer and any accounts so settled and passed shall (subject to any manifest error) be conclusive and binding on the Mortgagor and the money so paid shall be deemed an expense properly incurred by the receiver;

(e)	to pay the proper administrative charges in respect of time spent by his agents and employees in dealing with matters raised by the receiver or relating to the receivership of the Mortgagor; and

(f)	to do all such other acts and things as may be considered by the receiver to be incidental or conducive to any of the above matters or powers or otherwise incidental or conducive to the preservation, improvement or realisation of the Mortgaged Property or the value thereof.

10.	FURTHER ASSURANCES

10.1	The Mortgagor shall at its own expense promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Mortgagee may specify and in such form as the Mortgagee may reasonably require in order to:

(a)	perfect or protect the security created or intended to be created under or evidenced by this Mortgage or for the exercise of any rights, powers and remedies of the Mortgagee provided by or pursuant to this Mortgage, the Share Purchase Agreement or by law;

(b)	confer on the Mortgagee security over any Mortgaged Property Mortgagor located in any jurisdiction which is (to the extent permitted by local law) equivalent or similar to the security intended to be conferred by or pursuant to this Mortgage; or

(c)	following an Event of Default, facilitate the realisation of the assets which are, or are intended to be, the subject of this Mortgage.

10.2	Without limiting the other provisions of this Mortgage, the Mortgagor shall at its own expense take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Mortgagee by or pursuant to this Mortgage.

11.	INDEMNITIES

11.1	The Mortgagor will indemnify and save harmless the Mortgagee, any receiver and each agent or attorney appointed under or pursuant to this Mortgage from and against any and all reasonable expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges suffered, incurred or made by the Mortgagee or such agent or attorney:

(a)	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Mortgage;

(b)	in the preservation or enforcement of the Mortgagee’s rights under this Mortgage or the priority thereof;

(c)	on the release of any part of the Mortgaged Property from the security created by this Mortgage; or

(d)	arising out of any breach by the Mortgagor of any term of this Mortgage,

and the Mortgagee or such receiver, agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Mortgage. All amounts suffered, incurred or paid by the Mortgagee or such receiver, agent or attorney or any of them shall be recoverable on a full indemnity basis provided that nothing in this Clause 11.1 shall require the Mortgagor to indemnify and save harmless the Mortgagee from and against any expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges suffered, incurred or made by the Mortgagee as a result of the Mortgagee’s dishonesty or wilful default.

11.2	If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Mortgagor or the bankruptcy or liquidation of the Mortgagor or for any other reason any payment under or in connection with this Mortgage is made or fails to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Mortgage (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Mortgagee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Mortgage, the Mortgagor, as a separate and independent obligation, shall indemnify and hold harmless the Mortgagee against the amount of such shortfall. For the purposes of this Clause 11.2, “rate of exchange” means the rate at which the Mortgagee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

11.3	All payments to be made to the Mortgagee under this Mortgage shall be made free and clear of and without deduction for or on account of tax unless the Mortgagor is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Mortgagor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

12.	POWER OF ATTORNEY

12.1	The Mortgagor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Mortgagee and the persons deriving title under it (including, but without any limitation, any receiver) jointly and also severally (with full power of substitution and delegation) to be its attorney-in-fact:

(a)	to execute and complete in favour of the Mortgagee or its nominees or of any purchaser any documents which the Mortgagee may from time to time require for perfecting the Mortgagee’s title to, for vesting any of the assets and property hereby mortgaged or charged in the Mortgagee or its nominees or in any purchaser or for any of the purposes contemplated in Clause 7.1 hereof;

(b)	to give effectual discharges for payments, to take and institute on non-payment (if the Mortgagee in its sole discretion so decides) all steps and proceedings in the name of the Mortgagor or of the Mortgagee for the recovery of such moneys, property and assets hereby mortgaged or charged;

(c)	to agree accounts and make allowances and give time or other indulgence to any surety or other person liable;

(d)	so as to enable the Mortgagee to carry out in the name of the Mortgagor any obligation imposed on the Mortgagor by this Mortgage (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Mortgaged Property and the exercise of all the Mortgagor’s rights and discretions in relation to the Mortgaged Property);

(e)	so as to enable the Mortgagee and any receiver or other person to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Mortgage or by law (including the exercise of any right of a legal and beneficial owner of the Mortgaged Property); and

(f)	generally for it and in its name and on its behalf and as its act and deed or otherwise execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

12.2	Notwithstanding any other provision of Clause 12.1, such power shall not be exercisable by or on behalf of the Mortgagee as the case may be until an Event of Default has occurred.

12.3	The power hereby conferred shall be a general power of attorney and the Mortgagor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any attorney appointed pursuant hereto may execute or do. In relation to the power referred to herein, the exercise by the Mortgagee of such power shall be conclusive evidence of its right to exercise the same.

13.	RELEASE

13.1	Subject to Clause , upon discharge and satisfaction in full of the Secured Obligations, the Mortgagee shall (at the request and cost of the Mortgagor) execute such documents and do all such reasonable acts as may be necessary to release the Mortgaged Property from the security constituted by this Mortgage. Such release shall not prejudice the rights of the Mortgagee under Clause 11.

14.	NOTICES

14.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Mortgage shall be in writing, in the English language, and may be sent by a recognised courier service or fax to the address of the relevant party as set out below. Without prejudice to the foregoing, any notice shall be deemed to have been received:

(a)	if sent by a recognised courier service, 48 hours after the time when the letter containing the same is delivered to the courier service; and

(b)	if sent by fax it shall be deemed to have been received on the same day or if not a BVI Working Day, the next BVI Working Day.

14.2	The Mortgagor

Morgancreek Investment Holdings Limited

c/o P.O. Box 957, Offshore Incorporations Centre

Road Town, Tortola

British Virgin Islands

Attention: Jianyu Yang

Facsimile: (+86) 10 5957 5252

14.3	The Mortgagee

c/o China International Capital Corporation (Hong Kong) Limited

29th Floor, One International Finance Centre

1 Harbour View Street, Central, Hong Kong

Attention: Johnson Leung

Fax: (+852) 2872-2100

With a copy to

c/o Zhongjin Jiacheng Investment Management Co., Ltd

07-09, 36th Floor, Tower Two, China World Trade Centre

No. 1 Jianguomenwai Avenue, Chaoyang District

Beijing, China 100004

Attention: Johnson Leung

Fax: (+8610) 65053796

15.	ASSIGNMENTS

15.1	This Mortgage shall be binding upon and shall enure to the benefit of the Mortgagor, the Mortgagee and each of their respective successors and (subject as hereinafter provided) assigns and references in this Mortgage to any of them shall be construed accordingly.

15.2	The Mortgagor may not assign or transfer all or any part of its rights and/or obligations under this Mortgage.

15.3	The Mortgagee may assign or transfer all or any part of its rights or obligations under this Mortgage to any assignee or transferee without the consent of the Mortgagor.

16.	SET-OFF

16.1	The Mortgagor authorises the Mortgagee (but the Mortgagee shall not be obliged to exercise such right), after the occurrence of an Event of Default to set-off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by the Mortgagee to the Mortgagor.

17.	SUBSEQUENT SECURITY INTERESTS

17.1	If the Mortgagee at any time receives or is deemed to have received notice of any subsequent Security Interest affecting all or any part of the Mortgaged Property or any assignment or transfer of the Mortgaged Property which is prohibited by the terms of this Mortgage, all payments thereafter by or on behalf of the Mortgagor to the Mortgagee shall be treated as having been credited to a new account of the Mortgagor and not as having been applied in reduction of the Secured Obligations as at the time when the Mortgagee received such notice.

18.	EXPENSES

18.1	The Mortgagor shall pay to the Mortgagee on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses) and taxes thereon incurred by the Mortgagee or for which the Mortgagee may become liable in connection with:

(a)	the negotiation, preparation and execution of this Mortgage;

(b)	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Mortgage or the priority hereof;

(c)	any variation of, or amendment or supplement to, any of the terms of this Mortgage; or

(d)	any consent or waiver required from the Mortgagee in relation to this Mortgage,

and in the case referred to in Clauses 18.1(c) and 18.1(d) regardless of whether the same is actually implemented, completed or granted, as the case may be.

18.2	The Mortgagor shall pay promptly all registration, stamp, documentary and other like duties and taxes to which this Mortgage may be subject or give rise and shall indemnify the Mortgagee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Mortgagor to pay any such duties or taxes.

19.	MISCELLANEOUS

19.1	The Mortgagee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Mortgagee under this Mortgage in relation to the Mortgaged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Mortgagee may think fit. The Mortgagee shall not be in any way liable or responsible to the Mortgagor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Mortgagee has acted reasonably in selecting such delegate.

19.2	If any of the clauses, conditions, covenants or restrictions (the “Provision”) of this Mortgage or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then the Provision shall apply with such deletion or modification as may be necessary to make it valid and effective.

19.3	This Mortgage (together with any documents referred to herein) constitutes the whole agreement between the Parties relating to its subject matter and no variations hereof shall be effective unless made in writing and signed by each of the Parties.

19.4	Each document, instrument, statement, report, notice or other communication delivered in connection with this Mortgage shall be in English or where not in English shall be accompanied by a certified English translation which translation shall with respect to all documents of a contractual nature and all certificates and notices to be delivered hereunder be the governing version and upon which in all cases the Mortgagee shall be entitled to rely.

19.5	This Mortgage may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

19.6	The parties intend that this Mortgage takes effect as a deed notwithstanding the fact that the Mortgagee may only execute it under hand.

20.	LAW AND JURISDICTION

20.1	This Mortgage shall be governed by and construed in accordance with the laws of the Cayman Islands. Any dispute, controversy or claim arising out of or relating to this Mortgage, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration rules in force when the Notice of Arbitration is submitted. The arbitration tribunal shall consist of three arbitrators. The seat of arbitration shall be Hong Kong. The language of the arbitration shall be English.

IN WITNESS whereof this Deed has been executed by the parties on the day and year first above written.

EXECUTED AS A DEED for and on behalf of		)
MORGANCREEK INVESTMENT HOLDINGS LIMITED:		)	/s/ Jianyu Yang
		)	Duly Authorised Signatory
)
		)	Name:	Jianyu Yang
)
		)	Title:	Director

in the presence of:

/s/ Botao Shi
Signature of Witness

Name:	Botao Shi

Address:	18/F, Tower A, Global Trade Center, 36 North Third Road East, Dongcheng District, Beijing, P.R.C.

EXECUTED AS A DEED by		)
CICC Sun Company Limited		)	/s/ Shirley Shiyou Chen
		)	Duly Authorised Signatory
)
		)	Name:	Shirley Shiyou Chen
)
		)	Title:	Director

in the presence of:

/s/ Lei Wang
Signature of Witness

Name:	Lei Wang

Address:	36F, China World Office 2, 1 Jianguomenwai Avenue, Beijing 10004, China

SCHEDULE 1

CONCORD MEDICAL SERVICES HOLDINGS LIMITED

(THE “COMPANY”)

SHARE TRANSFER CERTIFICATE

SHARE TRANSFER CERTIFICATE dated                                 [Leave Undated] Morgancreek Investment Holdings Limited (the “Transferor”) does hereby transfer to                                 (the “Transferee”) 1,076,580 ordinary shares of a par value of US$0.0001 each in the Company.

SIGNED for and on behalf of the TRANSFEROR:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

And I/we do hereby agree to take the Shares

SIGNED for and on behalf of TRANSFEREE:	)
)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

1

SCHEDULE 2

CONCORD MEDICAL SERVICES HOLDINGS LIMITED

IRREVOCABLE APPOINTMENT OF PROXY AND POWER OF ATTORNEY

We, Morgancreek Investment Holdings Limited, hereby irrevocably appoint CICC Sun Company Limited as our:

1.	proxy to vote at meetings of the Shareholders of Concord Medical Services Holdings Limited (the “Company”) in respect of 1,076,580 ordinary shares (the “Shares”) of a par value of US$0.0001 each in the Company registered in our name; and

2.	duly authorised representative and duly appointed attorney-in-fact to sign resolutions in writing of the Company in respect of the Shares.

This proxy and this power of attorney are irrevocable by reason of being coupled with the interest of CICC Sun Company Limited as mortgagee of the aforesaid shares.

IN WITNESS whereof this Deed has been executed on                     .

EXECUTED AS A DEED for and on behalf of	)
MORGANCREEK INVESTMENT HOLDINGS LIMITED:	)
	)	Duly Authorised Signatory
)
	)	Name:
)
	)	Title:

in the presence of:

Signature of Witness

Name:

Address:

2